Drake & Klein CPAs

A PCAOB Registered Accounting Firm

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Form S-1 Amendment, dated July 5, 2012, of the audit report dated April 16, 2012 relative to the financial statements of Court Document Services, Inc. as of December 31, 2011 and 2010 and for each of the years then ended.

We also consent to the reference to our firm under the caption "Interest of Named Experts and Counsel" and in “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” in such Registration Statement.

/s/ Drake & Klein CPAs

Drake & Klein CPAs

f/k/a Randall N Drake CPA PA

Clearwater, Florida

July 5, 2012

PO Box 2493 Dunedin, FL 34697-2493 727-512-2743	2451 McMullen Booth Rd. Suite 210 Clearwater, FL 33759-1362